Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 24, 2014		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Plans Move to NASDAQ Capital Market

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, plans to apply to move from the NASDAQ Global Market to the NASDAQ Capital Market. Management believes that the Capital Market is more suited to smaller reporting companies such as Koss, and that by transferring, the Company could save additional costs in the future and would immediately satisfy the minimum Capital Market listing requirements.

On October 20, 2014, Koss received a notice from NASDAQ stating that the Company had not met the NASDAQ Global Market listing requirement of maintaining a minimum market value of publicly held shares of $5,000,000 for the past 30 consecutive business days. As provided in the NASDAQ rules, the Company has 180 calendar days, or until April 20, 2015, to regain compliance with this requirement. NASDAQ noted that instead of continuing to comply with the Global Market listing requirements, the Company may apply to transfer its securities to the NASDAQ’s Capital Market.

Management intends to apply to NASDAQ to transfer to the Capital Market during the current fiscal quarter, and estimates that the transfer could be effective as early as 10 business days from the date of application. Management believes that the transition will not impact the Company’s reporting obligations with the Securities and Exchange Commission under applicable federal securities laws.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update

Exhibit 99.1

such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.